SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2011

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)           As previously reported, at the Annual Meeting of Shareholders of USA Technologies, Inc. (the “Company”) held on June 13, 2011, Peter A. Michel received a greater number of “withheld” votes from his election as a Class I Director than votes “for” his election as a Class I Director. In accordance with the Director Majority Voting Policy of the Company (the “Policy”), following the Annual Meeting, Mr. Michel tendered to the Company his resignation as a Director. Pursuant to the Policy, the Nominating Committee of the Board of Directors is required to consider the tendered resignation, and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors is then required to act on the recommendation of the Nominating Committee, which action may include acceptance or rejection of the tendered resignation.

On June 27, 2011, the Nominating Committee determined to recommend to the Board of Directors that it accept Mr. Michel’s resignation. On June 28, 2011, the Board of Directors acted on the recommendation of the Nominating Committee, and accepted the resignation of Mr. Michel, effective immediately. During February 2010, Mr. Michel had been selected to serve on the Board of Directors by Shareholder Advocates for Value Enhancement (“SAVE”) pursuant to the Settlement Agreement dated February 4, 2010 between the Company, SAVE and certain other parties.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: June 29, 2011	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.
Chief Executive Officer